Exhibit 99(a)(1)(O)
GLU MOBILE INC.
AMENDMENT NO 1. TO OFFER TO EXCHANGE CERTAIN
OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS
The Offer to Exchange is hereby amended and supplement as follows:
1.	The section titled “Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects” contained in Section 3 (PROCEDURES FOR PARTICIPATING IN THE OPTION EXCHANGE PROGRAM) on page 13, is amended and restated to read in its entirety as follows:
“Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects
     We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Option Exchange Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely tendered Eligible Options that are not validly withdrawn. We also reserve the right to waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular option holder. No election to participate in the Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.”
2.	The last bulleted sentence contained in Section 6 (CONDITIONS OF THE OPTION EXCHANGE PROGRAM) on page 16, is amended and restated to read in its entirety as follows:

“•	any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership or Glu or our subsidiaries that, in our reasonable judgment, is or may have a material adverse effect on Glu or our subsidiaries.”

3.	The section titled “Financial Information” contained in Section 9 (INFORMATION ABOUT GLU) on page 19, is amended and restated to read in its entirety as follows:
          “Selected Summary Financial Data
          The following selected unaudited summary financial data has been derived from our historical audited consolidated financial statements and should be read in connection with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Form 10-K for the fiscal year ended December 31, 2008 and our Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated herein by reference. Our historical results are not necessarily indicative of the results to be expected in any future period. All amounts are in thousands, except per share data.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007
	(unaudited)
Operating Data:
Revenues	$20,775	$20,592	$89,767	$66,867
Cost of revenues	8,661	7,196	40,184	20,582

Gross profit	12,114	13,396	49,583	46,285
Operating expenses	15,045	18,879	151,790	51,841

Loss from operations	(2,931)	(5,483)	(102,207)	(5,556)
Interest and other income/(expense), net	(807)	661	(1,356)	1,965

Loss before income taxes	(3,738)	(4,872)	(103,563)	(3,591)
Income tax benefit (provision)	(2,019)	(1,130)	(3,129)	265

Net loss	$(5,757)	$(6,002)	$(106,692)	$(3,326)
Accretion to preferred stock	—	—	—	(17)
Deemed dividend	—	—	—	(3,130)
Net loss attributable to common stockholders	$(5,757)	$(6,002)	$(106,692)	$(6,473)

Weighted average common share outstanding — basic and diluted	29,595	29,416	29,379	23,281

Loss per share from continuing operations — basic and diluted	$(0.10)	$(0.19)	$(3.48)	$(0.24)
Net loss per share — basic and diluted	$(0.19)	$(0.21)	$(3.63)	$(0.14)
Net loss per share attributed to common stockholders — basic and diluted	$(0.19)	$(0.21)	$(3.63)	$(0.28)

	As of March 31,		As of December 31,
	2009	2008	2008	2007
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$14,674	$29,523	$19,166	$59,810
Current assets	52,452	70,496	56,994	91,411
Non-current assets	31,885	103,975	35,082	70,094
Total assets	84,337	174,471	92,076	161,505
Current liabilities	43,403	32,243	43,359	22,365
Non-current liabilities	19,070	14,379	21,923	9,679
Total stockholders’ equity	21,864	126,874	26,794	129,461
Book value per common share (1)	0.74	4.33	0.91	4.46

(1) The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of each period presented.
Ratio of Earnings to Fixed Charges
          The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, the estimated portion of rental expense deemed by Glu to be representative of the interest factor of rental payments under operating leases. All amounts are in thousands.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007
		(unaudited)
Earnings before income taxes	$(3,738)	$(4,872)	$(103,563)	$(3,591)
Fixed charges	430	105	454	1,089

Earnings	$(3,308)	$(4,767)	$(103,109)	$(2,502)

Fixed charges	$430	$105	$454	$1,089

RATIO OF EARNINGS TO FIXED CHARGES	— (a)	— (a)	— (a)	— (a)

(a)	Earnings were inadequate to cover fixed charges by $3,738 and $4,872 for the three months ended March 31, 2009 and 2008, respectively and by $103,563 and $3,591 for the years ended December 31, 2008 and 2007, respectively.”

4.	The first paragraph of Section 17 (ADDITIONAL INFORMATION) on page 28, is amended and restated to read in its entirety as follows:
          “We have filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO, as amended, and the exhibits thereto. We recommend that you review the Schedule TO, as amended, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Option Exchange Program:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009, including all material incorporated by reference therein;

•	Our Definitive Proxy Statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on April 22, 2009;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 11, 2009; and

•	the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on March 16, 2007, including any amendments or reports we file for the purpose of updating that description.”

3